Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Copart, Inc. Stand Alone Stock Option Award Agreement dated April 14, 2009 between Copart, Inc. and Willis J. Johnson and the Copart, Inc. Stand Alone Stock Option Award Agreement dated April 14, 2009 between Copart, Inc. and A. Jayson Adair of our reports dated September 25, 2008, with respect to the consolidated financial statements of Copart, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2008, and the effectiveness of internal control over financial reporting of Copart, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California

June 9, 2009